Contacts: Lisa Savino, Investor Relations	Bob Gordon, Public Relations
631-342-2788	631-342-2391
lisa.savino@ca.com	bobg@ca.com

CA AFFIRMS Q4 EARNINGS GUIDANCE AND SAYS CASH FLOW STRONG; OUTSTANDING DEBT LEVEL REDUCED

Company Surprised By Moody's Action

ISLANDIA, N.Y., February 6, 2002 -- Computer Associates International, Inc. (CA) said today it was surprised and disappointed with the announcement by Moody's Investors Service to review CA's debt ratings. The Company believes its strong cash flow, ongoing debt reduction, and competitive successes support its current debt ratings. The Company also said that Standard & Poor's reaffirmed CA's short- and long-term debt ratings of A-2 and BBB+, respectively, on February 1, 2002.

CA affirmed its guidance of $770 million in revenue and an operating loss per share of $.05 to $.04 for the fourth quarter ending March 31, 2002. The Company said deferred revenue as of December 31, 2001 was $2.85 billion and that its new Business Model is working well.

CA said there has been no material change to its business or financial results, including cash flow generation, since CA issued its earnings release on January 22, 2002 and filed its third quarter 10-Q on January 31, 2002, that would have prompted Moody's action. CA said it would continue to work with Moody's to help it better understand CA's business.

The Company said it is disappointed it was not given advance notice of Moody's action. Moody's had not expressed any concerns during its regular quarterly updates with CA or in discussions last week related to the Company's pending senior notes offering.

The Company will address these matters in more detail at the Goldman Sachs Technology Investment Symposium in La Quinta, California at 2 p.m. EST today. A live webcast of the Company's presentation will be available at http://ca.com/invest/events.htm. Replays will be available at the same web address from February 7 through February 21, 2002.

In light of Moody's actions, CA and the initial purchasers in the pending senior notes transactions have agreed to delay the closing of these offerings until February 8, 2002. The Company explained that the refinancing was intended to replace existing debt with new debt to take advantage of a low interest rate environment. In January, the Company voluntarily repaid an additional $200 million of existing debt as part of its ongoing debt reduction program.

About Computer Associates

Computer Associates International, Inc. (NYSE: CA) delivers The Software That Manages eBusiness. CA's world-class solutions address all aspects of eBusiness management through industry-leading brands: Unicenter for infrastructure management, BrightStor for storage management, eTrust for security management, CleverPath for portal and business intelligence, AllFusion for application life cycle management, Advantage for data management and application development, and Jasmine for object-oriented database technology. Founded in 1976, CA serves organizations in more than 100 countries, including 99 percent of the Fortune 500 companies. For more information, visit http://ca.com.

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© 2002 Computer Associates International, Inc. One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

In addition to the historical information presented, this release contains "forward-looking statements" that involve risks and uncertainties. Actual results could differ materially from those projected or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially include: risks and instability associated with changes in the company's business model; risks associated with changes in the way in which the company accounts for license revenue; the difficulty of making financial projections resulting from the significant percentage of CA's quarterly contracts consummated in the last few days of the quarter; the emergence of new competitive initiatives resulting from rapid technological advances or changes in pricing in the market; market acceptance of new products and services and continued acceptance of existing products and services; risks associated with the entry into new markets; the risks associated with integrating acquired businesses and technologies; the effects of war or acts of terrorism; dependency on large dollar licensing transactions; delays in product delivery; reliance on mainframe capacity growth; the ability to recruit and retain qualified personnel; business conditions in the distributed systems and mainframe software and hardware markets; uncertainty and volatility associated with Internet and eBusiness related activities; use of software patent rights to attempt to limit competition; adverse results of litigation; fluctuations in foreign currency exchange rates and interest rates; the volatility of the international marketplace; uncertainties relative to global economic conditions; and other risks described in filings with the Securities and Exchange Commission, which are available at www.sec.gov. CA assumes no obligation to update the information in this press release.